Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and among XM Satellite Radio Holdings Inc., XM Satellite Radio Inc. (collectively with XM Satellite Radio Holdings Inc., “XM”), and Nathaniel Davis (the “Employee”), is made as of April 4, 2007.

WHEREAS, XM and the Employee are parties to that certain Employment Agreement dated as of July 20, 2006 (the “Agreement”);

WHEREAS, XM and the Employee wish to amend and clarify the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	The final sentence of Article 3.7(f) of the Agreement is hereby deleted and replaced with the following:

The foregoing restrictions shall lapse upon the EMPLOYEE’S termination of employment as a result of death or Disability, or as a result of an involuntary termination, or termination without Cause or for Good Reason within one year following a Change of Control.

2.	Article 4.5(d) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(d) In the event EMPLOYEE’S employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason:

(i) XM shall pay to EMPLOYEE a lump sum severance payment, in cash, equal to two times the sum of (i) EMPLOYEE’S annual base salary as in effect immediately prior to the date of termination and (ii) EMPLOYEE’S target annual bonus for the year of termination (or, in the event that EMPLOYEE is terminated following a Change of Control, if higher, EMPLOYEE’s target annual bonus for the year in which the Change of Control occurs).

(ii) For the two year period immediately following the date of termination, XM shall arrange to continue to provide EMPLOYEE (and his dependents, where applicable) all applicable benefits available to EMPLOYEE, at no greater after-tax cost to the Executive than the after-tax cost to EMPLOYEE immediately prior to such date or occurrence. With respect to the health, medical, dental, or similar benefits which EMPLOYEE (and/or his dependents) were receiving, XM may pay EMPLOYEE an amount equal to his cost for obtaining equivalent coverage, as an alternative to continuing such benefits.

(iii) XM shall pay EMPLOYEE a pro-rated annual bonus (based on EMPLOYEE’S target annual bonus for the year of termination, or, in the event that EMPLOYEE is terminated following a Change of Control, if higher, based on EMPLOYEE’s target annual bonus for the year in which the Change of Control occurs), for the portion of the calendar year EMPLOYEE was employed by XM prior to the termination.

3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of New York.

4.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

5.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

XM SATELLITE RADIO HOLDINGS INC.

/s/
By:
Title:

XM SATELLITE RADIO INC.

/s/
By:
Title:

EMPLOYEE

/s/ Nathaniel Davis
Nathaniel Davis